Exhibit 99.1


    WEST PHARMACEUTICAL SERVICES, INC. ANNOUNCES FIRST QUARTER 2003
                                     RESULTS
                      *    Reports Strong Sales Growth
             *  Updates Financial Impact of Kinston Casualty Loss


Lionville, PA, April 22, 2003 - West Pharmaceutical Services, Inc. (NYSE: WST) today announced the results of operations for the first quarter ended March 31, 2003. The Company reported net income of $3.8 million, or $0.26 per share, for the quarter, compared to $6.1 million, or $0.42 per share, for the first quarter of 2002.

First quarter 2003 results include pre-tax expenses of $5.1 million, or $0.23 per share after tax, associated with the explosion and fire at the Company's Kinston, NC production facility. First quarter 2002 results included an $0.8 million after-tax currency gain resulting from the devaluation of Argentina's peso and an after-tax loss from discontinued operations of $0.2 million, which together added $0.03 to earnings per share in that quarter. The Company believes that the comparison of period-to-period results of its ongoing business operations is aided by excluding those items from each period. Excluding those items, first quarter 2003 net income was $7.1 million, or $0.49 per share, compared to net income of $ 5.5 million, or $0.39 per share, in the same period of 2002.

Sales grew 16% (9% at constant exchange rates) to $117.8 million in the quarter, up from $101.7 million in the same period of 2002. Reported operating profit for the quarter was $6.5 million, compared to $12.3 million in the first quarter of 2002. Excluding the 2003 Kinston casualty loss and the 2002 exchange gain, operating profit was $11.6 million, up from $10.6 million in the prior year first quarter. Results for the quarter also include a $2 million increase in pension expense over the 2002 period, which was the result of lower returns on pension plan assets, and increases in selling, general and administrative costs, primarily for compensation and research costs. Lower interest expense, a lower effective tax rate and improved earnings from affiliates contributed positively to net income in the quarter when compared to the same period of 2002.

Pharmaceutical Systems Division

First quarter sales in the Company's Pharmaceutical Systems Division increased 17% (10% at constant exchange rates) to $116.2 million, compared to $99.1 million in the first quarter of 2002, driven by growth in sales of pre-filled syringe components, biotechnology drug closures and the Company's WestarR line of ready-to-sterilize components. Sales grew in each of the Division's principal geographic areas of operation, most notably in Europe, where a 38% increase in sales (13% at constant exchange rates) yielded a $4 million improvement in segment operating profit ($2.4 million at constant exchange rates). U.S. sales grew at 8%, but domestic operating margins were adversely affected by the higher cost of production associated with the transfer of production from Kinston to other manufacturing operations. The Division's operating profit was $21.0 million, compared to $17.3 million in 2002.

Commenting on the Pharmaceutical Systems results, Donald E. Morel, West's Chairman and Chief Executive Officer, said, "We are very pleased to be able to report continued growth in our Pharmaceutical Systems Division. We have been anticipating improvements in Europe as a result of our investments in new capacity and a changing product mix that includes value-added products, such as coated rubber products and pre-filled syringe components. Being able to report improved Divisional operating performance in a quarter when we were focusing on events in Kinston is exceptionally rewarding and is a credit to the dedication of our people under these challenging circumstances."

Drug Delivery Systems Division

Revenues in the Company's Drug Delivery Systems Division were $1.6 million in the first quarter of 2003 compared to $2.6 million in the same period of 2002. The revenue decline reflects continued weakness in demand for clinical research in the Division's contract research unit. The Division incurred an operating loss of $3.5 million in the first quarter of 2003, compared to a loss of $2.5 million in the 2002 quarter, as a result of lower clinical service revenues and higher research spending.

Dr. Morel said, "During the first quarter, we achieved several key milestones. First, we announced the licensing of our ChysisTM technology to Chiron for application to a new vaccine product. Second, we have substantially strengthened our client-funded product base. Finally, we announced the hiring of Dr. Bruce Morra to head this Division and look forward to advancing our technologies and product portfolio toward commercialization under his leadership."

Update on Kinston, NC Loss

As previously disclosed, on January 29, 2003, the Company's Kinston, NC plant suffered an explosion and related fire that resulted in six deaths, a number of injured personnel and substantial damage to the building, machinery and equipment and inventories. The damaged building housed both an automated compounding facility, where rubber materials were mixed for use at several U.S. molding operations, and a molding operation producing primarily medical device components. Investigations into the cause of the explosion and fire continue and are being conducted by the Company and governmental authorities.

Discussing the Company's response to the Kinston facility loss, Dr. Morel said, "Over the last two months, we have worked to address the needs of our employees and the families who were directly affected. We met the challenge of rapidly re-deploying production in order to maintain sufficient capacity to satisfy critical health care customer needs. We are also in the process of finalizing plans for permanently restoring a substantial part of the lost capacity. All of this has been made possible by the dedication and extraordinary efforts of our employees, together with the support and cooperation of our customers and the local community."

West has substantially implemented its manufacturing recovery plan, which is intended to restore production to pre-accident levels by increasing output at other facilities and by limited use of third party raw material compounding capacity. As a result, the Company believes that it has been able to satisfy customer demand for its products without measurable interruption and does not believe there will be any substantial, permanent loss of business as a result of the damage to the Kinston facility.

The Company recognized $5.1 million of costs associated with the loss in the first quarter of 2003, primarily for associated uninsured costs, including insurance deductibles, legal and investigational costs, and environmental response costs. Certain additional costs associated with operating under the Company's manufacturing recovery plan, including production inefficiencies, additional freight and use of overtime, are included in the results of operations for the quarter. While the Company believes that these additional costs will be subject to insurance recovery, the Company is unable to estimate the ultimate insurance recovery at this time.

2003 Expectations

Dr. Morel, addressing the Company's expectations for the rest of the year, commented, "Given the strong results in the Pharmaceutical Systems Division and the progress in Drug Delivery, we expect sales growth for the year in the range of 7% to 9%, without regard to favorable foreign currency effects for the remainder of the year, when compared to 2002. However, we cannot offer more detailed earnings guidance for 2003, due to risks associated with our Kinston-related interim production plans, continued currency exposure and difficulty in predicting product development and licensing agreements."

In addition, the Company revised its estimate of 2003 uninsured costs associated with the Kinston loss, originally estimated to be $4 million to $6 million. The Company now believes that, in addition to the $5.1 million reported in the first quarter and because of the unanticipated complexity of the accident, it will incur uninsured legal, investigational and related costs of approximately $3.5 million in the second quarter and for the full year a total of approximately $10 million, subject to continuing risks that the scope and cost of the legal response and investigation will increase.

About West Pharmaceutical Services

West Pharmaceutical Services, Inc. (NYSE: WST) is a global drug delivery technology company that applies proprietary materials science, formulation research and manufacturing innovation to advance the quality, therapeutic value, development speed and rapid market availability of pharmaceuticals, biologics, vaccines and consumer healthcare products. West is the world's premier provider of standard-setting systems and device components for parenterally administered medicines and an emerging leader in the development of advanced formulation technologies for the transmucosal delivery of drugs. Internationally headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.

Certain statements contained in this Press Release that are not historical are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "estimate," "expect," "intend", "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. The Company's actual results may differ materially from those expressed in any forward looking statement and are dependent on a number of factors including, but not limited to: sales demand, timing of customers' projects; successful development of proprietary drug delivery technologies and systems; regulatory, licensee and/or market acceptance of products based on those technologies; competitive pressures; the strength or weakness of the U.S. dollar; inflation; the cost of raw materials; the availability of credit facilities; and, statutory tax rates. With respect to the explosion and fire at the Company's Kinston, NC plant, the following risks and uncertainties should also be taken into consideration: the timely replacement of production capacity; the adequacy and timing of insurance recoveries for property losses and/or liability to third parties and related costs; the ability of the Company to successfully shift production and compounding capacity to other plant sites in a timely manner, including the successful integration of experienced personnel to other production sites; the extent of uninsured costs for, among other things, legal and investigation services and incremental insurance; and regulatory approvals and customer acceptance of goods from alternate sites .

For the purpose of aiding comparisons of period results, reference is made in this press release and related commentary to financial results determined by excluding certain unusual or non-recurring items from each period and by re-measuring results of the most recent period by eliminating the effects of changes in foreign exchange rates. Those re-measured period results are not in conformance with United States generally accepted accounting principals ("GAAP") and are "non-GAAP financial measures." The non-GAAP financial measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measures.









                                -TABLES FOLLOW-

                       WEST PHARMACEUTICAL SERVICES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                  (dollars in thousands, except per share data)


                                                                  Quarter Ended
                                                    --------------------------------------
                                                    March 31, 2003         March 31, 2002
------------------------------------------------------------------------------------------
Net sales                                        $  117,800   100 %     $  101,700   100 %
Cost of goods and services sold                      81,400    69           70,900    70
------------------------------------------------------------------------------------------
       Gross profit                                  36,400    31           30,800    30
Selling, general and administrative expenses         24,400    21           20,300    20
Costs associated with plant explosion                 5,100     4                -     -
Other (income) expense, net                             400     -          ( 1,800)   (2)
------------------------------------------------------------------------------------------
       Operating profit                               6,500     6           12,300    12
Interest expense, net                                 1,900     2            2,400     2
------------------------------------------------------------------------------------------
       Income before income taxes                     4,600     4            9,900    10
Provision for income taxes                            1,300     1            3,800     4
------------------------------------------------------------------------------------------
       Income from consolidated operations            3,300     3 %          6,100     6 %
                                                              ----                   ----
Equity in net income of affiliated companies            500                    200
------------------------------------------------------------            ----------
       Income from continuing operations              3,800                  6,300
Discontinued operations, net of tax                       -                   (200)
------------------------------------------------------------            ----------
       Net income                                $    3,800             $    6,100
------------------------------------------------------------            ----------
Net income per share:
       Basic
         Continuing operations                   $     0.26             $     0.44
         Discontinued operations                 $        -             $    (0.02)
------------------------------------------------------------            -----------
                                                 $     0.26             $     0.42
------------------------------------------------------------            -----------
       Assuming dilution
         Continuing operations                   $     0.26             $     0.44
         Discontinued operations                 $        -             $    (0.02)
------------------------------------------------------------            -----------
                                                 $     0.26             $     0.42
------------------------------------------------------------            -----------

Average common  shares outstanding                    14,480                14,366
Average shares assuming dilution                      14,480                14,397


                       WEST PHARMACEUTICAL SERVICES, INC.
                          OPERATING SEGMENT INFORMATION
                             (dollars in thousands)

                                                     Quarter Ended
                                                       March 31

Net Sales:                                       2003              2002
                                                 ----              ----
Pharmaceutical Systems                      $ 116,200         $  99,100
Drug Delivery Systems                           1,600             2,600
                                              -------           -------
    Consolidated Total                      $ 117,800         $ 101,700
                                              =======           =======




                                                    Quarter Ended
                                                       March 31

Operating Profit (Loss):                         2003             2002
                                                 ----             ----
Pharmaceutical Systems                      $  21,000         $ 17,300
Drug Delivery Systems                          (3,500)          (2,500)
Corporate costs                                (4,600)          (4,900)
Pension income (expense)                       (1,300)             700
Costs associated with plant explosion          (5,100)               -
Foreign exchange gain                               -            1,700
                                               -------          ------
    Consolidated Total                      $   6,500         $ 12,300
                                               =======          ======


              WEST PHARMACEUTICAL SERVICES, INC. RECONCILIATION OF
                GAAP TO PRO FORMA EARNINGS AND EARNINGS PER SHARE
                  (dollars in millions, except per share data)

                                                               Quarter Ended
                                                 March 31, 2003             March 31, 2002
                                                          Earnings                     Earnings
                                             Net income   per share      Net income    per share
                                             ----------------------------------------------------

Net income, GAAP                                $3.8        $0.26            $6.1        $0.42

Costs associated with plant explosion            3.3         0.23               -           -

Foreign exchange gain                              -           -             (0.8)       (0.05)

Discontinued operations                            -           -              0.2         0.02
                                             -----------------------------------------------------
Net income, pro forma                           $7.1        $0.49            $5.5        $0.39




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